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                                                Caliber System, Inc.
                                                3925 Embassy Parkway
Investor Contact:       Investor Relations      P.O. Box 5459
                        (330) 665-8814          Akron, OH 44334-0459
                                                (330) 665-5659
                                                http//www.calibersys.com
Media Contact:          Dina Gruey
                        (330) 665-8847

FOR IMMEDIATE RELEASE
July 1, 1997

                      CALIBER SYSTEM CLOSES TRANSACTION
                     TO SELL FORMER CENTRAL FREIGHT LINES


        AKRON, OHIO - Caliber System, Inc. (NYSE: CBB) announced today that on Monday, June 30, 1997, it completed the sale of the operations of Viking Freight's Southwestern Division - the territory served by the former Central Freight Lines - to senior Central management and the Moyes Group of Swift Transportation. The new regional carrier will operate under the name Central Freight Lines, Inc.

        Details of the agreement among the parties were announced previously by Caliber. The total value of the sale, including the anticipated proceeds from the properties retained by Caliber, is approximately $80 million.

        "I am pleased with the transaction, particularly the fact that so many jobs have been preserved. We extend our congratulations to the Central team and wish the new company every future success," said Daniel J. Sullivan, Chairman, President and CEO of Caliber System. Sullivan added that he expects there will be further opportunities for Central to work together with Viking.

        Central Freight Lines will operate 57 terminals in eight southwestern states. The restructured Viking Freight serves the 12 western states where it has been a leader in the regional less-than-truckload market for many years.

        Caliber System is a leading provider of value-added transportation, logistics and related information services. Its operating companies include
RPS, a business-to-business small-package carrier; Viking Freight, a supplier of regional freight service in the West; Caliber Logistics, a contract logistics provider; Roberts Express, a critical-shipment carrier; and Caliber Technology, a producer of systemwide information services. By combining its operating units' products and services, Caliber offers integrated, customized solutions that meet customer demand for more comprehensive transportation and logistics programs.

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